Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
USANA Health Sciences, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-96645, 333-128103, 333-133385, 333-174695, and 333-206070) on Form S-8 and (No. 333-169946) on Form S-3 of USANA Health Sciences, Inc. of our reports dated February 26, 2019, with respect to the consolidated balance sheets of USANA Health Sciences, Inc. as of December 29, 2018 and December 30, 2017, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the December 29, 2018 annual report on Form 10-K of USANA Health Sciences, Inc.

Our report dated February 26, 2019, on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG

Salt Lake City, Utah
February 26, 2019